Exhibit 10.14

CERIUM PURCHASE AGREEMENT

THIS CERIUM PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 25, 2005, between Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), and Spansion LLC, a Delaware limited liability company (“Spansion”).

THE PARTIES AGREE AS FOLLOWS:

1.	Sale and Purchase. Spansion agrees to buy, and AMD agrees to sell, 1,000 units (the “Units”) of membership interests of Cerium Laboratories LLC, a Delaware limited liability company (“Cerium”), at a purchase price of $335.453 per Unit (the “Purchase Price”). AMD represents and warrants that the Units are all of the issued and outstanding Units of Cerium.

2.	Purchase Price. In consideration for the sale, conveyance, transfer, assignment and delivery to Spansion of the Units, Spansion will issue to AMD a promissory note in the form attached hereto as Exhibit A (the “Promissory Note”), with a principal outstanding amount equal to the aggregate Purchase Price.

3.	Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, as applied to agreements among California residents entered into and wholly to be performed within the state of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Harry Wolin
Harry Wolin
Title:	Senior Vice President and General Counsel

SPANSION LLC

By:	/s/ Steven Geiser
Steven Geiser
Title:	Vice President and Chief Financial Officer